Exhibit (a)(6)

LIMITED LIABILITY COMPANY AGREEMENT

OF

COLE FAMILY HOLDCO, LLC

This Limited Liability Company Operating Agreement (this “Agreement”) of Cole Family Holdco, LLC, a Delaware limited liability company (the “Company”), is enacted as of May 1, 2012 by Kenneth D. Cole (the “Managing Member”). The Managing Member and any other Members admitted from time to time in accordance with the terms hereof are individually referred to herein as a “Member” and collectively referred to herein as the “Members”.

WITNESSETH:

WHEREAS, the Managing Member has decided to form a limited liability company under the Limited Liability Company Act of the State of Delaware (the “Act”);

WHEREAS, the Managing Member wishes to set forth, among other things, how the business and affairs of the Company shall be managed.

NOW, THEREFORE, the undersigned hereby agree as follows:

1.	Formation and Name.

The Managing Member has formed a limited liability company under the Act. The name of the limited liability company is Cole Family Holdco, LLC. The business of the Company may be conducted under any other name deemed necessary or desirable by the Members in order to comply with local law.

The undersigned resolves to form and continue the Company as a limited liability company pursuant to the provisions of the Act and of this Agreement and resolves that its rights and liabilities shall be as provided in the Act for members except as provided herein.

2.	Business.

The business purpose of the Company shall be to engage in any business activities permitted under the Act, and to do all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of such purposes.

3.	Principal Place of Business.

The principal office of the Company shall be located at such place(s) as the Managing Member may determine from time to time.

4.	Duration.

The term of the Company began on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and will continue in existence until terminated pursuant to Section 14 of the Agreement or as required or permitted by law.

5.	Fiscal Year.

The fiscal year of the Company shall begin on January 1 of each year and end on December 31 of that year.

6.	Members.

Unless other Members are admitted pursuant to the terms hereof, the Managing Member shall be the sole member of the Company. The Members hereby resolve to operate the Company in accordance with the terms of this Agreement.

The Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including, without limitation, all powers, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware.

7.	Management.

7.1	Managing Member.

(a) Except for decisions or actions requiring the unanimous approval of the Members as provided by non-waivable provisions of the Act or applicable law, (A) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the Managing Member and (B) the Managing Member may make all decisions and take all actions for the Company as in its sole discretion it deems necessary or appropriate to carry out the purposes for which the Company is being formed under this Agreement and to further the interests of the Members.

7.2	Delegation of Authority and Duties.

(a) The Managing Member shall have the authority and duties in the management of the Company as are normally associated with the chief executive officer of an entity. The Managing Member shall have the power to act, in the name and on behalf of the Company, to do all things reasonably necessary for the performance of the Company’s day-to-day operations. The Managing Member confirms that Amanda M. Burke is an “authorized person” within the meaning of Section 18-201 of the Act.

(b) The Managing Member may appoint and elect (as well as remove or replace with or without cause), as it deems necessary, Managing Directors, Vice Presidents, a Treasurer or Chief Financial Officer and a Secretary of the Company (collectively, but excluding the Chief Executive Officer and the President, the “Officers”). The compensation, if any, of the Officers shall be determined by the Managing Member.

(c) The Officers shall perform such duties and may exercise such powers as may be assigned to them by the Managing Member.

(d) Unless the Managing Member decides otherwise, if the title of any person authorized to act on behalf of the Company under this Section 7.2 is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation of, or restriction on, authority and duties made pursuant to this Section 7.2. Any number of titles may be held by the same person. Any delegation pursuant to this Section 7.2 may be revoked at any time by the Managing Member.

(e) Unless authorized to do so by the Managing Member, no Officer shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable pecuniarily for any purpose.

8.	Authorized Membership Interests.

The Company is authorized to issue 10,000,000 membership units, all of which are issued to the Managing Member. The membership units in the Company and any certificate representing such units shall constitute a “security” within the meaning of, and governed by, (a) Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware, and (b) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction, in each case substantially consistent with the 1994 revisions to Article 8 adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws.

9.	Capital Contributions.

Capital contributions shall be made in cash or in other assets as may be agreed by the Managing Member; provided, however, that unless otherwise determined by the Managing Member, no Member shall be required to make any capital contribution to the Company.

10.	Allocations of Profits and Losses/Distributions.

All profits and losses of the Company shall be allocated to the Managing Member. All distributions by the Company shall be allocated in the same proportion as profits and losses.

11.	New Members/Transfers.

New members of the Company may be admitted only with the consent of the Managing Member. In the event of such admission, this Agreement shall be amended and/or restated, as determined by the Managing Member. No Member may sell, assign, pledge, hypothecate or otherwise transfer his or her interest in the Company without the consent of the Managing Member.

12.	Limited Liability of Members.

The Members, including the Managing Member, shall not be liable for any debts, obligations or liabilities of the Company.

13.	Withdrawals.

Subject to the requirements of applicable law, the Members may withdraw all or a portion of their capital from the Company at any time. Withdrawals may be in cash or in securities or other instruments held by the Company.

14.	Limited Liability of Members.

The Members in their capacity as a Member shall not be liable for any debts, obligations or liabilities of the Company.

15.	Liquidation and Dissolution.

15.1 Except to the extent permitted upon an Event of Dissolution pursuant to Section 15.2, no Member shall have the right to terminate this Agreement or dissolve the Company by such Member’s expressed will or by withdrawal without the prior written consent of the Managing Member, which consent it may grant or withhold in its sole discretion.

15.2 The Company will be dissolved upon the first to occur of any of the following (such events collectively called “Events of Dissolution”):

(a) the agreement of the Managing Member to dissolve the Company;

(b) any time there are no members of the Company unless the Company is continued in accordance with the Act; and

(c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

16.	Winding up Affairs and Distribution of Assets.

16.1 Upon a winding up of the Company, the Managing Member shall be the liquidating Member (the “Liquidating Member”) and shall proceed to wind up the affairs of the Company, liquidate the remaining property and assets of the Company and wind-up and terminate the business of the Company. The Liquidating Member shall cause a full accounting of the assets and liabilities of the Company to be taken and shall cause the assets to be liquidated and the business to be wound up as promptly as possible by either or both of the following methods: (1) selling the Company’s assets and distributing the net proceeds therefrom (after the payment of the Company’s liabilities) to each Member in accordance with Section 9 hereof; or (2) distributing the Company’s assets to the Members in kind in accordance with Section 9 hereof (after adequate provision for all liabilities and expenses shall have been made).

16.2 If the Company shall employ method (1) as set forth in Section 15.1 in whole or part as a means of liquidation, then the proceeds of such liquidation shall be applied in the following order of priority: (i) first, to the expenses of such liquidation; (ii) second, to the debts and liabilities of the Company to third parties, if any, in the order of priority provided by law; (iii) third, a reasonable reserve shall be set up to provide for any contingent or unforeseen liabilities or obligations of the Company to third parties (to be held and disbursed, at the discretion of the Liquidating Member, by an escrow agent selected by the Liquidating Member) and at the expiration of such period as the Liquidating Member may deem advisable, the balance remaining in such reserve shall be distributed as provided herein; (iv) fourth, to debts of the Company to the Members; and (v) fifth, to the Members in accordance with Section 9.

16.3 In connection with the liquidation of the Company, the Members severally, jointly, or in any combination upon which they may agree, shall have the first opportunity to make bids or tenders for all or any portion of the assets of the Company, and such assets shall not be sold to an outsider except only for a price higher than the highest and best bid of a single Member, the Members jointly, or a combination of Members. Any bid made by a Member or Members for all or any portion of the assets shall be made, if at all, within thirty (30) days after the Liquidating Member or any other Member shall have requested such bids. A copy of each bid shall be delivered by the Liquidating Member to each Member. Unless otherwise agreed by all Members, no Member shall be entitled to raise its bid after submission thereof, whether in response to a bid received by the Company from any other Member or third party, or otherwise.

17.	Amendments.

The Members may amend this Agreement at any time by written instrument signed by the Members and filed with the books and records of the Company. Pending any replacement or amendment of this Agreement, it is intended that the provisions of the Act be controlling as to any matters not set forth in this Agreement.

18.	Miscellaneous.

18.1 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

18.2 Captions. All captions used in this Agreement are for convenience only and shall not affect the meaning or construction of any provision hereof.

18.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

18.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and assigns.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

/s/ Kenneth D. Cole
Name:	Kenneth D. Cole
Title:	Managing Member